EXHIBIT 21

SUBSIDIARIES OF REGISTRANT

STATE OF
	INCORPORATION	RELATIONSHIP

BNA Holdings Inc.	Delaware	100% owned by Registrant

BNA International Inc.	Delaware	100% owned by Registrant

BNA Washington Inc.	Delaware	100% owned by Registrant

Institute of Management
and Administration, Inc.	New York	100% owned by Registrant

Kennedy Information, Inc.	Delaware	100% owned by Registrant

The McArdle Printing Co., Inc.	Delaware	100% owned by Registrant

STF Services Corporation	New York	100% owned by Registrant

Tax Management Inc.	Delaware	100% owned by Registrant

46